Exhibit 99.1

WGNB Corp. Announces Improved Third Quarter 2008 Financial Results
and Return to Well-Capitalized Status

CARROLLTON, Ga.—(BUSINESS WIRE)—October 14, 2008—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, announced a 2008 third quarter loss of $855 thousand, or ($0.14) per common share, compared to its 2008 second quarter loss of $4.3 million, or ($0.71) per common share.  The year to date net loss for WGNB Corp. through September 30, 2008 was $3.3 million, or ($0.55) per common share, compared to net earnings of $6.6 million, or $1.22 per diluted common share for the nine months ended September 30, 2007.

During the third quarter, WGNB closed the rights offering portion of its previously announced capital raise, selling more than $10.0 million of 9% Series A Non-cumulative Preferred Stock to existing shareholders and the local community. This new capital increased the Company’s total shareholders’ equity, total tangible equity and total regulatory capital to $83.2 million, $54.1 million and $74.1 million, respectively.  As of September 30, 2008, WGNB’s tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio were 7.43%, 9.76% and 11.01%, respectively. These levels compare to the regulatory well-capitalized standards of 5%, 6% and 10%, respectively.

“We are pleased by our shareholders’ continued commitment to our Company as demonstrated by their participation in the rights offering,” commented H. B. “Rocky” Lipham, III, chief executive officer of WGNB.  “We look forward to welcoming new investors as the public portion of the offering continues through October 31, 2008.”

“It is impossible to know whether we are at the bottom of this real estate cycle, but I am encouraged by the fact that the increase in our non-performing assets slowed significantly versus the second quarter of 2008,” continued Lipham. “While it is likely that our loan loss provision and other real estate related charges and expenses will continue to exceed historical levels for the foreseeable future, we are pleased that we have been able to identify potential losses and provide for them early and appropriately.  Our focus remains on safe and sound banking practices and serving our customers who contribute to our core earnings base.  We have been proactive in adjusting our balance sheet to assure our customers that their deposits are safe. For example, in addition to raising capital, the Bank, increased its cash and liquidity position during the third quarter to more than $51 million.”

Credit Quality
As of September 30, 2008, total non-performing assets equaled $100.4 million, which represents an increase of $12.1 million from the June 30th balance of $88.3 million.  The increase during the third quarter of 2008 compares to an increase of $33.8 million during the second quarter.

The majority of the loans migrating to non-performing status during the third quarter of 2008 had been classified in preceding quarters and, therefore, already had specific reserves, which resulted in a lower loan loss provision for the third quarter of 2008.  The Company’s non-performing assets have been “marked to market” either through a specific reserve in the allowance for loan loss or written-down to the estimated market value based on appraisals and research.  The Company’s non-performing assets are reported on its balance sheet at the estimated current market value less the estimated cost to sell the property.

During the third quarter of 2008, the Company recorded a much reduced loan loss provision of $1.4 million, compared to $8.1 million in the second quarter of 2008. Continuing with an initiative that began during the fourth quarter of 2007, management again in the third quarter reviewed every material loan relationship in the construction, acquisition and development portfolio.  Management has spent considerable time and resources to ensure that its identification and collection strategies are proactive and will maximize the amount ultimately expected to be realized on its non-performing assets.  The total loan loss provision for the year to date 2008 is $10.3 million. As of September 30, 2008, the allowance for loan losses equaled $16.1 million, or 2.5% percent of total loans.

The market for residential lots and raw land has been almost non-existent due to foreclosed home inventory in the Company’s market, which has also negatively impacted residential real estate prices.  WGNB’s management and Board continue to employ a practical approach to evaluating its assets through the impairment process.  In addition, management is proactively working with borrowers who are diligent in pledging additional assets as collateral and are actively marketing the properties. Most of our builders and developers are long-time customers who are trying to manage through this period. In many cases, we are allowing them to actively market their product and reduce outstanding debt.

The Company sold $2.9 million of non-performing assets in the third quarter, for a total of $16.3 million for the year to date September 30, 2008.   Management continuously evaluates the value of property acquired through foreclosure by analyzing the updated appraisals and through discussions with consultants, real estate agents and the Company’s experienced lenders.

Franchise Value and Outlook
Despite the current economic environment and recent financial performance, the Company and its subsidiary, First National Bank of Georgia, still have the number one deposit share in the west Georgia area, more than 60 years of dedicated service to its markets and 17 branches on every developed exit from Douglasville to Alabama. The strength of the Company’s core franchise has allowed WGNB to record positive core earnings, which the Company defines as pretax income, plus credit related expenses and other nonrecurring items. The Company has allowed natural attrition to reduce its workforce and will continue to analyze all revenue and expense sources in an effort to enhance core earnings and strengthen its capital position.

 “The current economic environment, particularly in the metro Atlanta real estate market, is being felt by many financial institutions. However, the population of the metro Atlanta area is expected to increase by 150,000 annually for the next five years, which we anticipate will impact the timing of the rebound in the residential real estate market. We believe our policy of proactively and aggressively identifying our non-performing assets and our commitment to raising capital has served us well during the current environment and will assist us in returning to our long history of strong financial performance,” concluded Lipham.

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the ticker, “WGNB”.  First National Bank of Georgia has seventeen locations in Carroll, Douglas, Haralson, and Coweta counties and total assets of $892 million.  The Bank is the largest and most enduring locally-owned community bank headquartered in Carroll County.

For more information about WGNB Corp and First National Bank of Georgia, visit our investor relations page on our website, www.wgnb.com or www.fnbga.com ..  Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@fnbga.com ..  If you prefer to contact us by mail you can do that by contacting Investor Relations at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	September 30, 2008 (unaudited)	September 30, 2007 (unaudited)
Total interest income	$37,566	$40,604
Total interest expense	19,426	19,187
Net interest income	18,140	21,417
Provision for loan loss	10,250	1,500
Net interest income after provision	7,890	19,917
Total other income	5,886	6,176
Total other expense	20,318	16,410
(Loss) earnings before income taxes	(6,542)	9,683
Income tax benefit (expense)	3,224	(3,119)
Net (loss) earnings	$(3,318)	$6,564
Per Share Data:
Common shares outstanding	6,057,594	6,058,939
Weighted average shares outstanding	6,057,594	5,358,546
Weighted average diluted shares outstanding	6,057,594	5,382,938
Net (loss) earnings	(0.55)	1.23
Diluted net (loss) earnings	(0.55)	1.22
Cash dividends declared on common stock	0.32	0.61
Book value per common share	12.07	13.96
Tangible book value per common share	7.28	9.25
At Period End:
Total assets	892,417	860,896
Total loans	645,167	658,713
Allowance for loan losses	16,192	7,699
Earning assets	723,382	770,728
Non-performing assets	100,364	23,515
Foreclosed property	35,908	5,913
Intangible assets	29,148	29,660
Deposits	736,340	695,386
Junior subordinated debentures	10,825	10,825
Total stockholders’ equity	83,204	84,590
Total tangible stockholders’ equity	54,055	54,930
Key Performance Ratios Year to Date:
Return on average assets	(0.48)%	1.27%
Return on average equity	(5.45)%	13.64%
Return on average tangible equity	(8.65)%	16.10%
Net interest margin, tax equivalent	3.19%	4.56%
Efficiency ratio	84.04%	59.47%
Asset Quality Ratios:
Non-performing assets/loans & OREO	14.73%	3.53%
Loan loss reserve/total loans	2.51%	1.17%
Loan loss reserve/non-performing assets	16.11%	32.74%
Loan loss reserve/total capital	19.46%	10.36%
NCO’s/average loans	0.99%	0.19%
Capital Ratios:
Tangible equity/tangible assets	6.26%	6.61%
Tier 1 capital to average assets	7.43%	7.83%
Tier 1 capital to risk weighted assets	9.76%	9.53%
Total capital to risk weighted assets	11.01%	10.53%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@fnbga.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@fnbga.com